FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
February 2, 2005                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


          FX Energy Announces Plans to Bring Wilga Well into Production

Salt Lake City, February 2, 2005 - FX Energy, Inc. (Nasdaq: FXEN) reported today that the Company is working with the Polish Oil and Gas Company to bring the Wilga well into production. The well is expected to produce at a rate of 5-6 mmcf of gas and 230 barrels of condensate per day when it begins production in approximately twelve months. The Wilga well was drilled in 2000 and has proved reserves of 6.3 bcf and 250,000 barrels of condensate. FX Energy is the operator of the Wilga project area and owns an 82% interest. POGC owns an 18% interest. Prior to January 2005 Apache Corp., was the operator and a 45% interest owner in the Wilga area.

FX Energy also announced that a drillsite has been selected for the Lugi prospect in the Company's Fences II project area. Lugi is the next well to be drilled on a pinchout target following the Rusocin-1 well that has been completed for production and will be tested to determine the extent of the reservoir.

Operations on the Sroda-4 well are continuing. Casing has been removed from the well above the incomplete cement job and the well will be sidetracked around the problem area beginning later this week.

FX Energy holds interests in four project areas in Poland:

o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5% and POGC holds 51%.

o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds an 82% interest and is the operator, POGC holds an 18% interest.

                              _____________________

  For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit
                    FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.